EXHIBIT 99.1

Dividend Declared by Hampton Roads Bankshares

NORFOLK, Va., July 23, 2008 (PRIME NEWSWIRE) -- The Board of Directors of Hampton Roads Bankshares, Inc. (Nasdaq:HMPR), the financial holding company for Bank of Hampton Roads and Shore Bank, declared a quarterly dividend in the amount of $0.11 per share on the Company's common stock, payable on September 15, 2008, to shareholders of record as of August 15, 2008. This will be the Company's 27th consecutive dividend payment.

"Over the last few weeks, not a day has gone by that a depositor has not called to check on the financial stability of our Company. In addition to Bank of Hampton Roads being awarded a 5 Star Rating by BauerFinancial and a Financial Safety Rating of A by TheStreet.com, I believe the Board's declaration of this dividend is one of the strongest messages that we can convey about the safety, soundness and strength of our organization. Our Company has operated itself in a manner where it can continue to return value to our shareholders in even the most turbulent economic times," said Vice Chairman, President and Chief Executive Officer Jack W. Gibson.

On June 1, 2008, Shore Financial Corporation was merged with and into Hampton Roads Bankshares. As a result, 2,713,425 new shares of the Company's common stock were issued to the former Shore shareholders. Even though the dividend rate per share is consistent with the previous quarter, the total dividend paid by the Company will increase from $1.1 million to $1.4 million, or 27%, due to the increase in total outstanding shares.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a financial holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company's primary subsidiaries are Bank of Hampton Roads and Shore Bank. The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates 18 banking offices in the Hampton Roads region of southeastern Virginia and Shore Bank operates 8 banking offices on the Eastern Shore of Virginia and Maryland. Shares of Hampton Roads Bankshares common stock are traded on the NASDAQ Global Select Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found on the Web at www.hamptonroadsbanksharesinc.com.

Certain statements in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and other reports filed and furnished to the Securities and Exchange Commission.

CONTACT:  Hampton Roads Bankshares, Inc.
          Tiffany K. Glenn, Senior Vice President and
           Marketing Officer
          (757) 217-1000